UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to §240.14a-12

PERRY ELLIS INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Copies to:

A. Jeffry Robinson, Esq. Broad & Cassel 2 South Biscayne Boulevard Miami, FL 33131 (305) 373-9400	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004 (202) 739-5947

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Perry Ellis International, Inc., a Florida corporation (“Perry Ellis” or the “Company”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its shareholders in connection with its 2015 Annual Meeting of Shareholders scheduled to be held on Friday, July 17, 2015, at a time and location still to be determined, and at any and all adjournments, postponements or reschedulings thereof (the “2015 Annual Meeting”).

Email Sent to Perry Ellis Employees on May 20, 2015

Attached hereto is an email sent by Perry Ellis to its employees on May 20, 2015 (after the SEC was closed for the acceptance of same-day filings) articulating a leadership succession plan, pursuant to which George Feldenkreis, who founded the Company in 1967 and has served as Chief Executive Officer and Chairman of the Board since 1993, will transition from his role as Chief Executive Officer following the expiration of his employment contract on January 30, 2016. He will serve as Executive Chairman of the Board with an integral role in strategic planning and the development of M&A, international, licensing and other growth opportunities where his experience and extensive knowledge of Perry Ellis and the apparel industry can help the Company create value for its shareholders. Oscar Feldenkreis, who has been involved in all aspects of the Company’s operations since joining the Company full-time in 1980 and has served as President and Chief Operating Officer since 1993, will become Perry Ellis’ Chief Executive Officer at the beginning of the next fiscal year.

Important Additional Information And Where To Find It

Perry Ellis, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2015 Annual Meeting of Shareholders. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise can be found in the Company’s proxy statement for its 2014 Annual Meeting of Shareholders, filed with the SEC on April 30, 2014. To the extent holdings of the Company’s securities have changed since the amounts set forth in the Company’s proxy statement for the 2014 Annual Meeting of Shareholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov. Perry Ellis intends to file a proxy statement and accompanying WHITE proxy card with the SEC in connection with the solicitation of proxies from Perry Ellis shareholders in connection with the matters to be considered at the Company’s 2015 Annual Meeting of Shareholders. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement for its 2015 Annual Meeting, including the schedules and appendices thereto. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY PERRY ELLIS WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the Proxy Statement, any amendments or supplements to the Proxy Statement, the accompanying WHITE proxy card, and other documents filed by Perry Ellis with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of the Company’s corporate website at www.pery.com, by writing to the Company’s Corporate Secretary at Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, FL 33172, or by calling the Company’s Corporate Secretary at (305) 873-1245.

EMPLOYEE EMAIL SENT ON MAY 20, 2015

BY PERRY ELLIS INTERNATIONAL, INC.

[LETTER TO ALL PERRY ELLIS COMPANY STAFF FROM CHAIRMAN AND CEO GEORGE FELDENKREIS]

From:	George Feldenkreis

To:	All Company Staff

Date:	May 20, 2015

Subject:	Letter from the Chairman

Dear Friends,

After the Cuban revolution in 1959, Isaac and George Feldenkreis decided in December of that year that there was no hope for Cuba to have a government that would respect free enterprise and freedom and we decided to immigrate to the USA.

My brother arrived in Miami in May of 1960 with the hope of developing a business. I arrived in February of 1961 to help my brother develop that business but by the end of that year, my brother Isaac decided to move to Puerto Rico since his business started to take off there. I decided to stay in the United States where I was trying to develop a business representing foreign factories that manufactured screws, nuts and bolts, window glass and motorcycle parts.

In 1966 I took my children to visit my brother and his family in Puerto Rico where by that time he had established himself as a successful representative for New York importers of apparel.

At that time, he suggested that since I was travelling every year to Japan and he had established sales connections in PR, that we should create a company to import apparel from Japan into Puerto Rico. I loved the idea, even though I didn’t have any money to start this venture. Coming back to Miami, I was able to convince the Citizen & Southern National Bank in Atlanta (in those days, in my opinion the best Bank in the United States) to finance the business since we really didn’t have any money.

We named that company Supreme International Corporation; we wanted a name as big as possible!

Supreme International was very successful during the 1960’s and 70’s in Puerto Rico and I decided to start expanding by importing the same children’s school uniforms, guayaberas and men’s sportswear into the USA. It wasn’t going to be easy as I didn’t have any connections in the retail industry or knew any big apparel buyers in the USA; in reality, we had absolutely no experience with this business in the USA. Fortunately, whatever we did worked and the company kept growing throughout the 70’s and 80’s.

In 1980 Oscar joined the company and went to many sales trips in the USA and Central America accompanying the salesmen that covered those areas. He also started travelling to China to design and source merchandise.

By 1992 most of our business was in the USA and we finished the year with sales of $33 Million. By that time, I had run out of capacity to borrow any more but I was able to get an underwriter in NY that was willing to take Supreme International public. I decided to go public so that I could raise the necessary funds to be able to expand the business and buy a brand since I knew we were completely at the whim of retailers doing private label but also to get some money to build a bigger company.

In May of 1993 we successfully completed our first IPO. The company immediately started to grow and it grew so fast that two years later, in 1996, we were able to do a second offering and raise another $19 Million with which we were able to buy the Munsingwear brand. We were finally able to own a brand that had national presence.

We kept on growing and in 1999 -2000 we had the opportunity to raise our first bond offering and with the money raised we acquired the Perry Ellis, John Henry and Manhattan brands. In the years that followed we were able buy Salant Corp., Tropical Sportswear (biggest distributor of private label pants and the Farah and Savane brands) and the Jantzen brand with its Nike swim license. During that time we also signed a number of licenses and other agreements with major golf brands.

With such a big presence in the men’s area we decided to branch out and buy two ladies brands, C&C California and Laundry by Shelli Segal and then Rafaella. With these brands we could have an opportunity to build a platform and penetrate the ladies business. In 2008/2009 we had the big recession that of course affected us and everyone else in a big way. We recovered a couple years later, but the last couple of years have been a struggle for all the reasons that you all know; The increased presence of the internet; The concentration in business to very few and large retailers, many of which depend heavily on private label business etc. etc. Our revenues and profits decreased substantially.

In 2013 we decided to restructure the company, reduce our SG&A and close the businesses that were not producing the proper return on investment. By eliminating those businesses that were losing money we were able to show the real performance of the businesses that are performing well. This would give us the opportunity of concentrating all of our management efforts in six main brand families: Perry Ellis, Penguin, Sportswear, Nike Swim, Golf and Ladies.

As a consequence of these measures that we instituted, as well as a reduction of interest rates etc., etc. we were able to show 3 quarters of consecutive gains, especially during the last quarter which was great one. We expect that with your strong efforts this current quarter which ends in July 31st, will also be a quarter that we can all be proud of.

Last year, a small activist firm with absolutely no experience in the apparel business, international, distribution or brand building started to agitate us for changes in the way we do business. They suggested that Perry should be sold to a licensing company and the Feldenkreis family should “no longer dominate Perry Ellis”. As you all know, for the family the existence of Perry Ellis and what it has accomplished as well as for all of its associates is a matter of great pride and because of it, up until today the family kept 25% of the company because we believe in its future!

We believe in your abilities, the abilities of all of you who are reading this letter, to do much better in the future that we have done in the past. At the same time, we are very proud of what we have achieved in the past. We have grown from zero...actually ZERO to a company that does close to $1 Billion and employs almost 2500 in the United States and around the world and we can all be proud of the fact that we provide a great environment for growth and personal improvement. This is a great company to be associated with!

Since my employment agreement with the company expires next January 31st you will all recognize that it’s time for me to take it a little easier and maybe not show up every day of the week to work on almost every week of the year!

Going forward, I would like to reduce the time I spend in the company so I that I can devote more time to some of my philanthropic interests and to the family. I will however remain involved with the Company as Executive Chairman of the Board and will focus my time on corporate strategy and developing M&A, international and licensing opportunities and other areas where the Board feels my experience and extensive knowledge of Perry Ellis and the apparel industry can help the Company create value for our stakeholders.

The board has decided to appoint Oscar as the new CEO. Oscar has an outstanding record of accomplishments over his 35 year career at Perry Ellis. He has been a key member of the management team and instrumental to our company’s success, especially in the last year as our stock price has increased by 87%. The Board and I believe that Oscar’s talents, strategic insight and keen grasp of our business will be of great benefit to Perry Ellis as we build on the momentum of our growth, profitability and shareholder value enhancement initiatives. We are confident that he will continue our track record of operational excellence and stakeholder value creation. Please join me in congratulating Oscar on this well-deserved promotion.

Additionally, today we announced that we have nominated two apparel industry heavyweights, Bruce J. Klatsky and Michael W. Rayden, to stand for election to the Board of Directors along with Oscar, at our upcoming Annual Meeting of Shareholders. Bruce Klatsky was the president of PVH and the one who engineered the acquisition of Calvin Klein which eventually led to PVH being able to acquire Tommy Hilfiger. This was the most transformational acquisition of any wholesale apparel company in the last 20 years.

Mike was President of several companies before becoming the man who created Justice which has almost 1000 stores. Bruce and Mike are among the most experienced and accomplished individuals in apparel wholesaling, licensing and retailing, and we are very pleased to be nominating such strong candidates for election to the Perry Ellis Board.

We have also named Jane DeFlorio, a member of the Board since December 2014, as our new lead independent director.

These announcements come as Joe Arriola and Joseph P. Lacher have elected to retire from the Board in order to focus more of their time and attention on their many civic and charitable interests. On behalf of the entire Board and management team, I want to thank Joe Arriola and Joe Lacher for their many years of dedicated service to Perry Ellis, and I wish them all the best for the future. They have each brought incredible wisdom, experience and intellect to our business, and have been instrumental in Perry Ellis’ substantial growth and success. Their advice, insight and judgment, as well as their sharp business acumen and ability to assess business opportunities and address challenges, have helped guide Perry Ellis and prepare our Company for the growth opportunities that lie ahead.

I could not be more proud of what we have accomplished over the past 50 years. It has been my honor to work alongside each of you to build this company. I love each and every one of you and I thank you for everything that you have done for me and for the company since you joined us.

When I came to America, I never thought this could have been possible. I have been very fortunate to live in a country where this could become a reality, and I will always be grateful for this opportunity.

In the coming weeks, Oscar and I will meet with many of you in person and answer any questions you may have about this important transition. Until then, please don’t think that this is a goodbye. You will be seeing me quite frequently in the years ahead and I hope that we will all work very hard together to make this quarter one to remember as well as the rest of the year.

Until then, I would like to thank you again for your tremendous work this quarter. You should all be proud of our performance and the outstanding results we consistently deliver for our shareholders, customers, and all our stakeholders and, particularly, the value that we have worked together to create for all our stakeholders. I have every confidence that this positive momentum will continue for years to come.

Sincerely

George